Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES THIRD QUARTER FISCAL 2012 RESULTS

Vancouver, Canada – December 6, 2012 – lululemon athletica inc. [NASDAQ:LULU; TSX:LLL] today announced financial results for the third quarter ended October 28, 2012.

For the thirteen weeks ended October 28, 2012:

•	Net revenue for the quarter increased 37% to $316.5 million from $230.2 million in the third quarter of fiscal 2011.

•	Comparable stores sales for the third quarter increased by 18% on a constant dollar basis.

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Direct to consumer revenue increased 89% to $45.1 million, or 14.3% of total Company revenues, in the third quarter of fiscal 2012, an increase from 10.4% of total Company revenues in the third quarter of fiscal 2011.

•	Gross profit for the quarter increased 36% to $175.3 million, and as a percentage of net revenue gross profit decreased to 55.4% for the quarter from 55.8% in the third quarter of fiscal 2011.

•	Income from operations for the quarter increased 35% to $80.6 million, and as a percentage of net revenue was 25.5% compared to 25.9% of net revenue in the third quarter of fiscal 2011.

•	The tax rate for the quarter was 30.1% compared to 35.5% a year ago. The lower effective rate reflects the ongoing impact of revised intercompany pricing agreements.

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Diluted earnings per share for the quarter were $0.39 on net income of $57.3 million, compared to diluted earnings per share of $0.27 on net income of $38.8 million in the third quarter of fiscal 2011.

For the thirty-nine weeks ended October 28, 2012:

•	Net revenue for the first three quarters increased 41% to $884.9 million from $629.3 million in the same period of fiscal 2011.

•	Comparable stores sales for the first three quarters increased by 19% on a constant dollar basis.

•

Direct to consumer revenue increased 112% to $119.0 million, or 13.4% of total Company revenues, in the first three quarters of fiscal 2012, an increase from 8.9% of total Company revenues in the first three quarters of fiscal 2011.

•

Gross profit for the first three quarters increased 36% to $488.3 million, and as a percentage of net revenue gross profit decreased to 55.2% for the first three quarters from 57.3% in the same period of fiscal 2011.

•	Income from operations for the first three quarters increased 31% to $223.9 million, and as a percentage of net revenue was 25.3% compared to 27.2% of net revenue in the same period of fiscal 2011.

•	The tax rate for the first three quarters was 28.7% compared to 35.8% a year ago. The lower effective rate reflects the ongoing impact of revised intercompany pricing agreements.

Creating components for people to live long, healthy and fun lives

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Diluted earnings per share for the first three quarters were $1.11 on net income of $161.2 million, compared to diluted earnings per share of $0.76 on net income of $110.5 million in the same period of fiscal 2011.

The Company ended the third quarter of fiscal 2012 with $439.4 million in cash and cash equivalents compared to $276.9 million at the end of the third quarter of fiscal 2011. Inventory at the end of the third quarter of fiscal 2012 totaled $164.7 million compared to $129.2 million at the end of the third quarter of fiscal 2011. The Company ended the quarter with 201 stores in North America and Australia.

Christine Day, lululemon’s CEO stated: “I am very proud of the team for achieving yet another strong quarter coming in ahead of our expectations. Our stellar results were driven by first-rate execution, strong community engagement, beautiful product and continued strength in our ecommerce business.”

Updated Outlook

For the fourth quarter of fiscal 2012, we expect net revenue to be in the range of $475 million to $480 million based on a comparable-store sales percentage increase in the high single digits on a constant-dollar basis. Diluted earnings per share are expected to be in the range of $0.71 to $0.73 for the quarter. This assumes 145.9 million diluted weighted-average shares outstanding and a 29.4% tax rate.

For the full fiscal 2012, we now expect net revenue to be in the range of $1.360 billion to $1.365 billion and diluted earnings per share are expected to be in the range of $1.81 to $1.83 for the full year. This assumes 145.8 million diluted weighted-average shares outstanding and a tax rate of 29.0%.

Conference Call Information

A conference call to discuss third quarter results is scheduled for today, December 6, 2012, at 9:00 a.m. EST. Those interested in participating in the call are invited to dial 1-877-303-3203 approximately 10 minutes prior to the start of the call. The conference call will also be webcast live at www.lululemon.com. The webcast will be accessible on our website for approximately 30 days after the call.

About lululemon athletica inc.

lululemon athletica (NASDAQ:LULU; TSX:LLL) is a yoga-inspired athletic apparel company that creates components for people to live long, healthy and fun lives. By producing products that help keep people active and stress free, lululemon believes that the world will be a better place. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.

Non-GAAP Financial Measure

Constant-dollar net revenue changes, which exclude the impact of changes in foreign exchange rates, is not a United States Generally Accepted Accounting Principle (“GAAP”) performance measure. We provide constant-dollar net revenue changes because we use the measure to understand the underlying growth rate of revenue excluding the impact on a quarter-by-quarter basis of changes in foreign exchange rates, which are not under management’s direct control. We believe that disclosing net revenue changes on a constant-dollar basis is useful to investors because it enables them to better understand the level of growth of our business.

The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on this non-GAAP financial measure, please see the table captioned “Reconciliation of Non-GAAP Financial Measure – Constant dollar changes” included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Creating components for people to live long, healthy and fun lives

Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “outlook,” “believes,” “intends,” “estimates,” “predicts,” “potential” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: an economic downturn or economic uncertainty in our key markets; increasing product costs and decreasing selling prices; our inability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; our inability to accurately forecast customer demand for our products; our inability to manage our growth and the increased complexity of our business effectively; the fluctuating costs of raw materials; our reliance on and limited control over third-party suppliers to provide fabrics for and to produce our products; our highly competitive market and increasing competition; an unforeseen disruption of our information systems; our inability to deliver our products to the market and to meet customer expectations due to problems with our distribution system; our inability to cancel store leases if an existing or new store is not profitable; increasing labor costs and other factors associated with the production of our products in China; our inability to successfully open new store locations in a timely manner; our failure to maintain the value and reputation of our brand; our failure to comply with laws related to our human resources policies or other procedures; our failure to comply with trade and other regulations; our competitors manufacturing and selling products based on our fabrics and manufacturing technology at lower prices than we can; our failure to protect our intellectual property rights; and other risk factors detailed in our Annual Report on Form 10-K for the fiscal year ended January 29, 2012, filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contacts:

Investor Contact:

Joseph Teklits / Jean Fontana

ICR, Inc.

203-682-8200

Media Contact:

Alecia Pulman

ICR, Inc.

203-682-8224

Creating components for people to live long, healthy and fun lives lululemon athletica inc.

Condensed Consolidated Statements of Operations

Expressed in thousands, except per share amounts

	Thirteen Weeks Ended October 28, 2012 (unaudited)	Thirteen Weeks Ended October 30, 2011 (unaudited)	Thirty-nine Weeks Ended October 28, 2012 (unaudited)	Thirty-nine Weeks Ended October 30, 2011 (unaudited)
Net revenue	$316,537	$230,216	$884,869	$629,319
Costs of goods sold	141,237	101,703	396,550	269,013

Gross profit	175,300	128,513	488,319	360,306
As a percent of net revenue	55.4%	55.8%	55.2%	57.3%
Selling, general and administrative expenses	94,689	68,792	264,455	189,415
As a percent of net revenue	29.9%	29.9%	29.9%	30.1%

Income from operations	80,611	59,721	223,864	170,891
As a percent of net revenue	25.5%	25.9%	25.3%	27.2%
Other income (expense), net	1,424	619	3,500	2,120

Income before provision for income taxes	82,035	60,340	227,364	173,011
Provision for income taxes	24,655	21,399	65,308	61,935

Net income	57,380	38,941	162,056	111,076
Net income attributable to non-controlling interest	64	147	875	531

Net income attributable to lululemon athletica inc.	$57,316	$38,794	$161,181	$110,545

Basic earnings per share	$0.40	$0.27	$1.12	$0.77
Diluted earnings per share	$0.39	$0.27	$1.11	$0.76
Basic weighted-average shares outstanding	144,057	143,370	143,903	143,096
Diluted weighted-average shares outstanding	145,748	145,349	145,750	145,230

Creating components for people to live long, healthy and fun lives lululemon athletica inc.

Condensed Consolidated Balance Sheets

Expressed in thousands

	October 28, 2012	January 29, 2012
	(unaudited)	(audited)
ASSETS
Current assets
Cash and cash equivalents	$439,423	$409,437
Inventories	164,726	104,097
Other current assets	36,935	13,559

Total current assets	641,084	527,093
Property and equipment, net	204,052	162,941
Goodwill and intangible assets, net	30,530	31,872
Deferred income taxes and other assets	13,115	12,728

Total assets	$888,781	$734,634

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,569	$14,536
Other current liabilities	77,790	80,183
Income taxes payable	6,831	8,720

Total current liabilities	91,190	103,439
Non-current liabilities	29,770	25,014
Stockholders’ equity	767,821	606,181

Total liabilities and stockholders’ equity	$888,781	$734,634

Creating components for people to live long, healthy and fun lives lululemon athletica inc.

Condensed Consolidated Statements of Cash Flows

Expressed in thousands

	Thirty-nine Weeks Ended October 28, 2012	Thirty-nine Weeks Ended October 30, 2011
	(unaudited)	(unaudited)
Cash flows from operating activities
Net income	$162,056	$111,076
Items not affecting cash	35,271	12,564
Other, including net changes in other non-cash balances	(84,087)	(70,120)

Net cash provided by operating activities	113,240	53,520
Net cash used in investing activities	(72,041)	(106,344)
Net cash (used in) provided by financing activities	(11,863)	14,474
Effect of exchange rate changes on cash	650	(990)

Increase (decrease) in cash and cash equivalents	29,986	(39,340)
Cash and cash equivalents, beginning of period	$409,437	$316,286

Cash and cash equivalents, end of period	$439,423	$276,946

Creating components for people to live long, healthy and fun lives lululemon athletica inc.

Reconciliation of Non-GAAP Financial Measure

Constant-dollar changes

	Thirteen Weeks Ended October 28, 2012	Thirteen Weeks Ended October 30, 2011
	% Change	% Change
Comparable-store sales (GAAP)	18%	18%
Adjustments due to changes in foreign exchange rates	0%	(2)%

Comparable-store sales in constant dollars	18%	16%

Creating components for people to live long, healthy and fun lives lululemon athletica inc.

Store Count and Square Footage1

Thirty-Nine Weeks Ended October 28, 2012

Square Footage Expressed in Thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened / Acquired During the Quarter[2]	Number of Stores Closed During the Quarter	Number of Stores Open at the End of the Quarter
1st Quarter	174	6	0	180
2nd Quarter	180	9	0	189
3rd Quarter	189	12	0	201

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter[2,3]	Gross Square Feet Lost During the Quarter[2,3]	Total Gross Square Feet at the End of the Quarter
1st Quarter	494	14	0	508
2nd Quarter	508	30	0	538
3rd Quarter	538	35	0	573

[1]	Store count and square footage summary includes corporate-owned stores which are branded lululemon athletica and ivivva athletica.
[2]	Number of stores opened during the quarters which are branded lululemon athletica and ivivva athletica.
[3]	Gross square feet added/lost during the quarters includes net square foot additions for corporate-owned stores which have been renovated or relocated in the quarter.

Creating components for people to live long, healthy and fun lives